UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2026

Laser Photonics Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41515	84-3628771
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

250 Technology Park
Lake Mary, FL	32746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 804-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	LASE	The NASDAQ Stock Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2026, the registrant (“Laser Photonics” or the “Company”) entered into warrant inducement agreements with the holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of the Company’s common stock (the “Existing Warrants”) at an original exercise price of $0.975 per share as set forth in the Company’s S-1 registration statement (Registration No. 333-297400) declared effective on July 16, 2026. The Company has offered as an inducement to these warrant holders for exercising the Existing Warrants in cash new unregistered Series A-7 warrants to purchase up to 800,000 shares of common stock and new unregistered Series A-8 warrants to purchase up to 4,257,144 shares of common stock. The new warrants will have an exercise price of $0.975 per share and will be exercisable upon issuance. The Series A-7 new warrants will expire five years after the effective date of the Resale Registration Statement (as defined below) and the Series A-8 new warrants will expire 24 months after the effective date of the Resale Registration Statement.

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The Company faces a cash penalty as provided in the warrant inducement agreement for a failure to meet the required dates for filing the S-1 registration statement and it being declared effective by the SEC as discussed below. The number of Series A-5 warrants and Series A-6 warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A-5 and Series A-6 warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

H.C. Wainwright & Co., LLC (“Wainwright”) served as exclusive placement agent for this transaction. Under the terms of its August 21, 2025, engagement agreement with the Company as amended on February 13, 2026, Wainwright has received a cash fee of 7.0% of the funds raised through the warrant inducement agreement and a placement agent warrant to Wainwright or its designees to purchase up to 177,000 shares of the Company’s common stock (equal to 7.0% of the Company’s shares of common stock issued upon exercise of the Existing Warrants) exercisable for five years after the effective date of the Resale Registration Statement, at an exercise price of $1.2188, per share, and reimbursement of Wainwright’s accountable expenses of up to $75,000 and clearing expenses of $15,950.

Under the terms of the warrant inducement agreement, the Company has received aggregate gross proceeds of $2,465,357.70, and must file a registration statement within 30 days from the date of this agreement on Form S-1 to register the sale of the 5,057,144 shares of common stock underlying the Series A-7 and Series A-8 warrants and either 60 days or 90 days for the S-1 registration statement to be declared effective depending on whether it is reviewed or not by the SEC. In addition, the Company is prohibited (i) for 30 days from the closing of the warrant inducement agreement from issuing, entering into any agreement to issue or announce the issuance or proposed issuance of any shares of its common stock or common stock equivalents or filing any registration statement or any amendment or supplement to any existing registration statement, with certain exceptions, and (ii) for 12 months from the closing of the warrant inducement agreement from entering into any variable rate transaction, subject to an exception.

The foregoing descriptions of the warrant inducement agreement, Series A-7 warrants and the Series A-8 warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, forms of which are attached as Exhibits 4.1 and 10.1 hereto and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The matters described in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 7.01 Regulation FD Disclosures.

On July 17, 2026, the Company issued a press release regarding the pricing terms of the warrant inducement transaction described in Item 1.01 of this Current Report on Form 8-K under which Laser Photonics received approximately $2.5 million prior to its payment of any fees and offering expenses in connection with this financing. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of this Current Report on Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by reference in such a filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by Laser Photonics that the information contained herein, including the exhibits hereto, is material or that the dissemination of such information is required by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

Exhibits

4.1	Form of Series A-7 and A-8 Warrants

10.1	Form of Warrant Inducement Agreement dated July 16, 2026, between Laser Photonics Corporation and the Series A-5 warrant holders and Series A-6 warrant holders

99.1	Press Release issued July 17, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 20, 2026	Laser Photonics Corporation

	By:	/s/ Ann Tewari
Ann Tewari
Interim President

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